SXSW 2018 - We Talk With Richard Bronson The Founder of 70 Million Jobs.mp4 (4m 36s
)
https://jotengine.com/transcriptions/0wxYZYqecojeVEE008zdEw
3 speakers (Speaker 1, Speaker 2, Richard)

[0:00:00]
Speaker 1: South by Southwest 2018 is in full swing, and we're bringing you videos and more, produced with Padcaster at Padcaster.com and brought to you by The Medesy App, GreenSmith PR, and 70 Million Jobs. Find out how 70 Million Jobs
 is giving new life to millions of people at 70millionjobs.com. And Wandersafe. com, the solo traveler's safety companion. And Code Authority's code launch August first in Frisco, Texas. Find to more at codelaunch.com. Here's the Nibletz's coverage team
..

[0:00:29]
Speaker 2: We're with Richard from 70 Million Jobs, and you know, we've covered a lot of startups, and I think you're doing one of the most important things here. What is 70 Million Jobs all about
..

[0:00:39]
Richard: We are the first for-profit recruitment platform for Americans with criminal records. There's 70 million Americans, one in three adults, who have some kind of record, and they all go through incredible pain to find a job. I should know. I used to work on Wall Street. I made a great deal of money. As a matter of fact, I was actually one of the partners at the infamous wolf of Wall Street firm, Stratton Oakmont. I left there and I started my own big business. I grew it into 100 million dollar company, but unfortunately some of what I did was illegal, and I went away to prison for a couple of years. When I came out, I had discovered my calling in life, and that was to help my brothers and sisters who are coming out, help them find jobs
..

[0:01:25]
Speaker 2: You learned your lesson, right?

[0:01:27]
Richard: Yeah. I paid every ... I went from being rich and successful to literally being one step away from being homeless, and I lost everything. I paid everybody back. That was the first order of business. I worked as director of a nonprofit in the reentry space, but I wanted to do more. I wanted to scale this
.. I wanted to really address the problem, particularly of recidivism, because people who don't have jobs almost inevitably end up back in prison. I wanted to short circuit that whole cycle, so we match up over a million people in our community who have records with large national employers. We're getting people jobs, and every time we do, every time they're hired, we get paid a recruitment fee. That's our business
..

[0:02:20]
Speaker 2: And we're not talking about little companies. Big companies like Facebook and Google do this, don't they
?

[0:02:25]
Richard: Well, technology companies a lot less than they ought to. Companies that are in food service or hospitality, big-box retailers, warehousing, logistics, heath care, those have always been places where people with records have been able to find jobs. We help these large employers access this virtually untapped pool of great labor in an efficient manner so that talent is available on demand at scale nationally. Nobody else does that
..

[0:03:02]
Speaker 2: Is it safe to say, even from personal experience, that inmates preparing for reentry, they're like gung ho about getting jobs, right
?

[0:03:10]
Richard: Well, they maybe initially, but unfortunately soon enough they discover that their options are very limited. There's a huge amount of negative bias to hiring people with a record, and then they discover that the only jobs that they 'd be considered for are with companies that pay minimum wage very often. We're in Texas right now, and the minimum wage here is $7.25 an hour. If you've got a wife and a kid, you have not come close to coming out of poverty if you're lucky enough to get one of these jobs. Many of these folks won't even have a chance to get that much, so it's very discouraging for them, and it's not hard for me to understand why they might be attracted to go back to the life that they led before where at least they made a lot of money
..

[0:04:01]
Speaker 2: So walk me through it. So somebody just gets out of prison and they want to take advantage of your service. What do they do ?

[0:04:08]
Richard: They should contact ... They should go on our website, 70millionjobs. com. Or send me an email at richard@70millionjobs.com
..

[0:04:18]
Speaker 1: Find out more today from South by Southwest, the biggest festival in the US with coverage brought to you by Legacyvolt.com and gonation.com. Find them both at the Collision Conference in New Orleans April 30 through May 3. Nibletz. EdTech everywhere. Startups everywhere else
..
[0:04:35]